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                                  EXHIBIT 10.4

           LETTER OF INTENT BY AND BETWEEN EXSORBET INDUSTRIES, INC.
                          AND T.J. AND LINDA CULPEPPER


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                             [EXSORBET LETTERHEAD]

                                  May 2, 1996

                           INTENTION TO ACQUIRE STOCK

        This letter will evidence the intention of Exsorbet Industries, Inc., an Idaho corporation, to acquire from T. J. Culpepper and Linda Culpepper all of the outstanding stock and assets of Asbestos Abatement, Inc., a Mississippi corporation, in exchange for common stock of Exsorbet Industries, Inc. to be "valued" at $1,000,000, as defined below and on the terms and conditions specified below. This letter will further evidence the intention of Exsorbet Industries, Inc., an Idaho corporation, to acquire from T. J. Culpepper all of the outstanding stock and assets of T. J. Culpepper in Chem-Bio Laboratories, Inc., a Mississippi corporation, in exchange for common stock of Exsorbet Industries, Inc. to be "valued" at $1,400,000 as defined below and on the terms and conditions specified below.

                                RESTRICTED STOCK

        All stock exchanged or provided by Exsorbet Industries, Inc., as part of the consideration for this agreement, will be restricted pursuant to Regulation 144 of the United States Securities and Exchange Commission. Such shares may not be sold, transferred, hypothecated, encumbered, assigned, or conveyed until after the expiration of two years from the date of issuance of such shares by the stock transfer agent of Exsorbet Industries, Inc. The shares of stock shall bear an appropriate restrictive legend specifying such restrictions, and the restrictions pursuant to Regulation 144. Such legend may specify that the stock is acquired for investment purposes only and contain such other legend as is reasonably required by Exsorbet Industries, Inc. or its transfer agent. Such shares of stock shall not be registered and may not be sold, even after the expiration of two years, without an opinion of counsel that such shares of stock may be sold under an exemption to registration. All stock issued to employee which is restricted stock shall be subject to the requirements of Regulation 144 and all statutes, rules, and regulations of the state in which sale of the stock may occur and of the United States.

                                STOCK VALUATION

        The value of the restricted stock shall be determined by taking the average closing bid price on the common stock of Exsorbet Industries, Inc., as reported by Bloomberg, L.P., for the five business day period immediately preceding the date on which the transfer agent of Exsorbet Industries, Inc. is instructed to issue the stock certificates, or in the event the common stock is not reported on such system, the fair market value of the common stock as determined by the Board of Directors of Exsorbet Industries, Inc. in its good faith judgment.

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                              CHEM-BIO ACQUISITION

        The stock of Exsorbet Industries, Inc. exchanged for all of the outstanding common stock of Chem-Bio Laboratories, Inc. will be provided as follows:

        (a) stock "valued" at $400,000 shall be issued on the date of closing of the agreement between the parties;


        (b) stock "valued" at $500,000 shall be issued one year after the date of closing; and

        (c) stock "valued" at $500,000 shall be issued two years after the date of closing.

The "value" of the stock shall be determined on the date of its issuance, as specified in the immediately preceding paragraph. However, the value of the stock issued one year or more following the closing of the agreement between the parties shall be reduced by ten percent (10%), and an additional amount of stock valued at $50,000 shall be issued one year after the date of closing, with an additional amount of stock valued at $50,000 to be issued two years after the date of closing. To the extent that this provision may create taxable liability for T. J. and/or Linda Culpepper, they may, at their sole option and election, waive such condition. The parties will work together to arrive at such terms as will most likely ensure that the Chem-Bio transfer is a non-taxable transaction pursuant to Section 368 of the Internal Revenue Code.

                                 CULPEPPER LOAN

        At the time of closing, Exsorbet Industries, Inc. shall loan to
T. J. Culpepper the sum of One Million Dollars ($1,000,000.00). The loan shall be fully collateralized by the shares of Exsorbet Industries, Inc. common stock received at closing. T. J. Culpepper shall execute a demand note for One Million Dollars ($1,000,000) payable to the order of Exsorbet Industries, Inc., at closing, contemporaneously with the exchange of the sum of One Million Dollars ($1,000,000.00). It is specifically agreed and understood that Exsorbet will not make any demand for repayment of the loan unless and until
T. J. Culpepper effects a sale of any portion of the common stock to be paid to
T. J. Culpepper as consideration for this transaction. The amount of any single demand for repayment to T. J. Culpepper shall be limited to the amount representing the fair market value of any stock sold, transferred, hypothecated, or conveyed. However, future demands on the note may be made at any time that T. J. Culpepper, or his heirs or assignees, effect a sale of any portion of the common stock received on the date of closing, on the same terms and conditions as specified in this paragraph. T. J. Culpepper will waive the statute of limitations as a defense, in light of state statutes limiting the time period for enforceability of a demand note, even in the absence of a demand for payment or default. At the option and election of T. J. Culpepper and with the consent of Exsorbet Industries, Inc. Board of Directors, the stock transferred at closing may be returned to Exsorbet Industries, Inc. at any

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time more than three years after closing, in full satisfaction of the
$1,000,000 obligation of T. J. Culpepper to Exsorbet Industries, Inc. The parties will work together to arrive at such terms as ensure that this transaction constitutes a pooling of interests.

                              EMPLOYMENT CONTRACTS

        Exsorbet will execute employment contracts with T. J. and Linda Culpepper whereby Linda Culpepper will be employed for a period of one year at a salary of $42,000 per year. T. J. Culpepper will be employed for a period of four years at a salary of $115,000 per year. Both will be eligible for performance bonuses to be determined by Exsorbet's Board of Directors, depending upon revenue generated from their efforts. Both will be eligible to participate in all benefit plans offered to similarly situated employees. Both will be entitled to reimbursement for any authorized expenses incurred in their employment. T. J. Culpepper will be entitled to reimbursement for auto and travel expenses incurred in his employment. Their duties will be determined by Exsorbet's President, but it is understood that T. J. Culpepper will be involved in sales and marketing and Linda Culpepper will act as an administrative official. Both will be eligible to participate in the employee incentive plan, as is determined by the Compensation Committee of Exsorbet. The number of shares of stock options available, if any, is left solely to the discretion of the Compensation Committee, subject to appropriate rules established for the committee to act.

                             CORPORATE LIABILITIES

        At the time of closing, all liabilities of Asbestos Abatement Systems, Inc. and Chem-Bio Laboratories, Inc. will be current. Prior to closing, any transactions not in the normal course of business or any new contracts or obligations exceeding $5,000 will be submitted to Exsorbet's president for approval. Exsorbet is relying upon the accuracy of the financial statements and disclosures made by the Culpeppers in entering this letter of intent.

                           CORPORATE ASSETS EXCLUDED

        It is understood that the real estate on which Asbestos Abatement Systems, Inc. and Chem-Bio Laboratories, Inc. have their headquarters is not an asset of either corporation. Exsorbet Industries, Inc. shall be entitled to lease the premises on a long term basis on terms that are at least as favorable as those currently in effect.


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                          OPERATIONS PRIOR TO CLOSING

        The business will be carried on as usual and both parties agree to closing no later than May 30, 1996, or earlier if all contractual documents and arrangements are prepared, available, and acceptable to the parties.


                                        /s/  T.J. CULPEPPER
                                        ______________________________________
                                        T.J. Culpepper


                                        /s/  LINDA CULPEPPER
                                        ______________________________________
                                        Linda Culpepper


                                        /s/  ED SCHRADER
                                        ______________________________________
                                        Dr. Ed Schrader
                                     President of Exsorbet Industries, Inc.